SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

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MERCER FUNDS

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mercer FUNDS

Mercer US Small/Mid Cap Growth Equity Fund

99 High Street

Boston, Massachusetts 02110

June 9, 2016

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer US Small/Mid Cap Growth Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Loomis, Sayles & Company, L.P. (“Loomis Sayles” or the “Subadvisor”) to serve as a subadvisor to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Loomis Sayles (the “Loomis Sayles Subadvisory Agreement”).

The Board also has determined to terminate the subadvisory agreement with Palisade Capital Management, L.L.C. (“Palisade”), one of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and Loomis Sayles has taken over the management duties of the Fund’s portfolio previously allocated to Palisade. As was previously communicated to you via a supplement to the Fund’s prospectus, dated March 29, 2016, Loomis Sayles began managing its allocated portion of the Fund’s investment portfolio on April 1, 2016.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Loomis Sayles and the Loomis Sayles Subadvisory Agreement and a discussion of the factors that the Board considered in approving the implementation of the Loomis Sayles Subadvisory Agreement.

Sincerely,

Richard L. Nuzum, CFA

Trustee, President, and Chief Executive Officer

Mercer Funds

MERCER FUNDS

Mercer US Small/Mid Cap Growth Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer US Small/Mid Cap Growth Equity Fund (the “Fund”) about the recent hiring of a new subadvisor to the Fund, Loomis, Sayles & Company, L.P. (“Loomis Sayles” or the “Subadvisor”). In connection with the hiring of Loomis Sayles, the Board approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Loomis Sayles (the “Loomis Sayles Subadvisory Agreement”). The Board also determined to terminate the subadvisory agreement with Palisade Capital Management Company, L.L.C. (“Palisade”), one of the subadvisors that previously managed an allocated portion of the Fund’s investment portfolio, and Loomis Sayles has taken over the management duties of the Fund’s portfolio previously allocated to Palisade. Loomis Sayles began managing its allocated portion of the Fund’s investment portfolio on April 1, 2016.

The hiring of Loomis Sayles, and the Loomis Sayles Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about June 10, 2016 to shareholders of record of the Fund as of April 30, 2016.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on March 17-18, 2016 (the “Meeting”), (i) appointed Loomis Sayles to serve as a subadvisor to the Fund, and (ii) approved the Loomis Sayles Subadvisory Agreement between the Advisor, on behalf of the Fund, and Loomis Sayles. Loomis Sayles is independent of the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. Loomis Sayles is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Loomis Sayles as a subadvisor to the Fund, or from the implementation of the Loomis Sayles Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Loomis Sayles and the Loomis Sayles Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc., an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii)

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evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.90% of assets up to $750 million and 0.88% of assets in excess of $750 million of the Fund’s average daily net assets. The Advisor received advisory fees of $4,025,343 from the Fund for the fiscal year ended March 31, 2016. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2016 was $2,557,195, representing 0.57% of the Fund’s average net assets during that period.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and North America Business Leader of Mercer’s Investment Management Business; Richard S. Joseph serves as Vice President of the Trust and as Vice President of the Advisor; Janice Desmond serves as Treasurer and Chief Financial Officer of the Trust and as Head of Fund Administration for the Advisor; Jeremiah France services as Vice President and Assistant Treasurer of the Trust and Chief Operating Officer of North American Investments for the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments for the Advisor; Colin J. Dean serves as Vice President and Assistant Secretary of the Trust and as Senior Legal Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Manny Weiss serves as Vice President of the Trust and as Portfolio Manager and Principal of the Advisor; John Johnson serves as Vice President of the Trust and as Portfolio Manager and Principal of the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Robert Phay serves as Vice President and Chief Compliance Officer of the Trust and Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110. Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

LOOMIS, SAYLES & COMPANY, L.P.

Loomis, Sayles & Company, L.P. is located at One Financial Center, 34th Floor, Boston, Massachusetts 02111. Loomis Sayles is a limited partnership whose general partner, Loomis, Sayles & Company, Incorporated, is a wholly-owned subsidiary of Natixis Global Asset Management, L.P. (“Natixis US”). Natixis US is part of Natixis Global Asset Management, an international asset management group based in Paris, France. Natixis Global Asset Management is ultimately owned by Natixis, a French investment banking and financial services firm. Natixis is principally owned by BPCE, France’s second largest banking group. BPCE is owned by banks comprising two autonomous and complementary retail banking networks consisting of the Caisse d’Epargne regional savings banks and the Banque Populaire regional cooperative banks. Loomis Sayles is registered as an investment adviser with the SEC under the Advisers Act. The Loomis Sayles Subadvisory Agreement is dated April 1, 2016.

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Loomis Sayles was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Loomis Sayles is not affiliated with the Advisor, and Loomis Sayles discharges its responsibilities subject to the oversight and supervision of the Adviser. As indicated above, Loomis Sayles is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Loomis Sayles as a subadvisor to the Fund, or from the implementation of the Loomis Sayles Subadvisory Agreement. The fees paid by the Advisor to Loomis Sayles depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Loomis Sayles serves as an investment advisor or subadvisor for the registered investment companies listed below, which have investment objectives similar to the Fund’s investment objective.

Name	Assets as of May 27, 2016* (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)

Loomis Sayles Small/Mid Cap Growth Fund	$132.3	0.75%

*The Loomis Sayles Small/Mid Cap Growth Fund commenced operations after March 31, 2016, assets are as of a recent date.

The names and principal occupations of the principal executive officers of Loomis Sayles are listed below. The address of each principal executive officer, as it relates to the person’s positions with Loomis Sayles, is One Financial Center, 34th Floor, Boston, Massachusetts 02111.

Name	Principal Occupation
Kevin P. Charleston	President, Chief Executive Officer

Jae Park	Chief Investment Officer

Donald P. Ryan	Chief Compliance Officer

Paul J. Sherba	Chief Financial Officer

John Gidman	Chief Operating Officer

Jean S. Loewenberg	Chief Legal Officer

THE LOOMIS SAYLES SUBADVISORY AGREEMENT

The Loomis Sayles Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the Loomis

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Sayles Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Loomis Sayles Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Loomis Sayles Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Loomis Sayles Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Loomis Sayles, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and the Fund’s other current subadvisors. The Loomis Sayles Subadvisory Agreement provides that Loomis Sayles, among other duties, will make all investment decisions for Loomis Sayles’ allocated portion of the Fund’s investment portfolio. Loomis Sayles, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Subadvisor’s allocated portion of the Fund’s assets.

The Loomis Sayles Subadvisory Agreement provides for Loomis Sayles to be compensated based on the average daily net assets of the Fund allocated to the Subadvisor. Loomis Sayles is compensated from the fees that the Advisor receives from the Fund. Loomis Sayles generally will pay all expenses it incurs in connection with its activities under the Loomis Sayles Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Loomis Sayles Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Loomis Sayles, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Advisor recommended the appointment of Loomis Sayles to serve as a subadvisor to the Fund. In considering the approval of the Loomis Sayles Subadvisory Agreement, the Independent Trustees considered the information and materials from the Advisor, Loomis Sayles and counsel that included, as to Loomis Sayles and the Fund: (i) the Loomis Sayles Subadvisory Agreement; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended Loomis Sayles for the Board’s approval, and the Advisor’s rationale for recommending that Loomis Sayles be appointed as a subadvisor to the Fund; (iii) the nature, extent, and quality of the services that Loomis Sayles proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of Loomis Sayles; (v) Loomis Sayles’ brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by Loomis Sayles for its services to the Fund, and a comparison of those fees to other accounts that Loomis Sayles manages; (vii) a summary of Loomis Sayles’ compliance program; (viii) information regarding Loomis Sayles’ historical performance returns managing an investment mandate similar to the Fund’s investment mandate, and a comparison of such performance to a relevant index; and (ix) the financial condition of Loomis Sayles.

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In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Advisor. The Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to Loomis Sayles, including: the nature, extent, and quality of the services to be provided to the Fund by Loomis Sayles; Loomis Sayles’ management style and investment decision-making process; Loomis Sayles’ historical performance record managing investment products similar to the Fund; the qualifications and experience of the members of Loomis Sayles’ portfolio management team; and Loomis Sayles’ staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the subadvisors, which includes extensive management and compliance due diligence with respect to the management and operations of each of the subadvisors. Additionally, the Independent Trustees received assistance and advice regarding legal and industry standards and reviewed materials supplied by their independent legal counsel.

In particular, and as to Loomis Sayles, the Board, including all of the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the services to be provided by Loomis Sayles. The Independent Trustees reviewed the nature, extent, and quality of the services to be provided by Loomis Sayles to the Fund. The Independent Trustees discussed the specific investment management process that Loomis Sayles indicated that it will employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by Loomis Sayles), the qualifications of Loomis Sayles’ portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that Loomis Sayles would be managing, and the performance record of Loomis Sayles as compared to a relevant benchmark. The Independent Trustees considered Loomis Sayles’ infrastructure and resources, and whether Loomis Sayles’ organization appeared to support Loomis Sayles’ strategy adequately. The Independent Trustees also discussed the Advisor’s review, selection, and due diligence process with respect to Loomis Sayles, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by Loomis Sayles. The Independent Trustees determined that the Fund and its shareholders would benefit from the quality and experience of Loomis Sayles’ portfolio managers and the qualifications of its investment professionals. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by Loomis Sayles, as well as Loomis Sayles’ ability to render such services based on Loomis Sayles’ experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that Loomis Sayles would manage.

(b) Comparison of the services to be rendered and fees to be paid to Loomis Sayles under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by Loomis Sayles and evaluated the compensation to be paid to Loomis Sayles by the Advisor for those services. The Independent Trustees noted that the services that Loomis Sayles would furnish to the Fund appeared to be comparable to the services that Loomis Sayles currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered comparisons of the fees that will be paid to Loomis Sayles by the Advisor in light of the fees that were charged

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by Loomis Sayles to its other advisory clients, as disclosed in Loomis Sayles’ Form ADV, Part 2A (Firm Brochure) and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Independent Trustees also considered that the fees agreed to by Loomis Sayles were the result of an arm’s length bargain negotiated by unaffiliated parties.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend Loomis Sayles to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to Loomis Sayles for its services to the Fund were reasonable. The Independent Trustees emphasized in their discussions that the subadvisory fees of Loomis Sayles would be paid by the Advisor, and were not additional fees to be borne by the Fund or its shareholders. Based on their discussion, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services to be provided, the proposed level of fees to be paid to Loomis Sayles with respect to the assets of the Fund to be allocated to Loomis Sayles was supported by the services that were expected to be provided by Loomis Sayles to the Fund. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to Loomis Sayles from its relationship with the Fund and concluded that they were reasonable.

Since the fees to be paid to Loomis Sayles were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, the potential profitability of Loomis Sayles was not considered relevant to the Independent Trustees’ deliberations. The Independent Trustees took note of the Advisor’s explanation that the recommended appointment of Loomis Sayles was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and recalled that the Advisor had demonstrated that the appointment of Loomis Sayles can be expected to result in an increase in the profitability to the Advisor as a result of decreased subadvisory fees that will be paid out of the Advisor’s resources, which had been reported to and reviewed by the Independent Trustees. On the basis of these considerations, the Board concluded that, in light of the nature, extent and quality of the services expected to be provided by Loomis Sayles and the proposed fees to be paid to Loomis Sayles by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to Loomis Sayles as a result of serving as a subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by Loomis Sayles to the Fund.

(c) Investment performance of the Fund and Loomis Sayles. Because Loomis Sayles was a newly proposed subadvisor to the Fund, the Independent Trustees could not consider Loomis Sayles’ investment performance in managing the Fund as a factor in evaluating the Loomis Sayles Subadvisory Agreement. However, the Independent Trustees reviewed Loomis Sayles’ historical investment performance record in subadvising other investment companies and accounts that were comparable to the Fund. The Independent Trustees also compared the historical investment performance of Loomis Sayles to a relevant benchmark and concluded that Loomis Sayles’ historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the Loomis Sayles Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence

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process to recommend Loomis Sayles to serve as a new subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for Loomis Sayles was supported by the services that were expected to be provided to the Fund. As a result, the Independent Trustees concluded that the approval of the Loomis Sayles Subadvisory Agreement was in the best interests of the Fund and its shareholders and approved the Loomis Sayles Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1 and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2016, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, Pennsylvania 19312, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2016, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of March 31, 2016 the Fund had 41,484,226.152 total shares outstanding, and Mercer Collective Trust - Mercer US Small/Mid Cap Growth Equity Portfolio held 34,654,810.257 shares, representing 83.54% of the Fund’s total shares outstanding and Mercer Phoenix Investment Portfolio held 2,252,931.954 shares representing 5.43% of the Fund’s total shares outstanding.

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SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report to shareholders may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-888-887-0619.

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